EXHIBIT 99

News Release

    For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Marshall H. Bridges, Treasurer (563) 272-4844

HNI CORPORATION ANNOUNCES RESULTS FOR SECOND QUARTER FISCAL 2007

MUSCATINE, Iowa (July 19, 2007) – HNI Corporation (NYSE: HNI) today announced second quarter sales of $618.2 million and income from continuing operations of $26.4 million for the quarter ending June 30, 2007.  Net income per diluted share from continuing operations for the quarter was $0.56.

Second Quarter Summary Comments
"Consolidated sales and income for the quarter decreased from the same period last year due mainly to the dramatic decline in the hearth business.  However, the office furniture business achieved a 16.2 percent increase in operating profit despite being challenged by the continued softness in the supplies driven channel.  We have done an effective job of managing costs and implementing process improvement to drive profitability and strong cash flow," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

Second Quarter
Dollars in Millions	Three Months Ended		Percent
Except per share data	6/30/2007	7/01/2006	Change

Net Sales	$618.2	$667.7	-7.4%
Gross Margin	$215.6	$233.6	-7.7%
Gross Margin %	34.9%	35.0%
SG&A	$170.3	$185.0	-8.0%
SG&A %	27.5%	27.7%
Operating Income	$45.4	$48.6	-6.7%
Operating Income %	7.3%	7.3%
Income from Continuing Operations	$26.4	$28.7	-8.1%

Earnings per share from Continuing Operations – Diluted	$0.56	$0.56

Second Quarter Results – Continuing Operations
●	Consolidated net sales for the second quarter decreased 7.4 percent to $618.2 million. Acquisitions contributed $6 million or 0.9 percentage points of sales.
●
Gross margins were 0.1 percentage points lower than prior year primarily due to decreased volume.  Price increases implemented late in the prior year offset the more moderate increase in material costs experienced during the quarter.

●	Total selling and administrative expenses decreased due to lower volume, cost containment initiatives, and lower incentive based compensation expense.
●
The annualized effective tax rate for second quarter 2007 decreased to 35.4 percent compared to 36.5 percent in second quarter 2006 due to additional benefits from the U.S. manufacturing deduction and the reinstatement of the research tax credit partially offset by higher state taxes.

●	Net income per share was favorably impacted $0.05 per share as a result of the Corporation's share repurchase program.

Year-to-Date Results – Continuing Operations
Consolidated net sales for the first six months of 2007 decreased $85.9 million, or 6.5 percent, to $1.2 billion compared to $1.3 billion in 2006.  Acquisitions added $21.6 million or 1.6 percentage points of sales.  Gross margins decreased to 34.4 percent compared to 35.2 percent last year.

Income from continuing operations was $47.0 million compared to $57.3 million in 2006, a decrease of 17.9 percent.  Earnings per share from continuing operations decreased 10.8 percent to $0.99 per diluted share compared to $1.11 per diluted share last year.  Earnings per share was positively impacted $0.08 as a result of the Corporation’s share repurchase program.

Cash flow from operations for the first six months increased to $95.7 million compared to $30.9 million last year.  The increase was primarily due to strong trade receivables collections.  Capital expenditures were $29.1 million in 2007 compared to $33.2 million in 2006.  The Corporation repurchased 1,933,895 shares of its common stock at a cost of approximately $85.0 million, or $43.95 per share, during the first six months of 2007, compared to $107.9 million in the same period last year.  There is approximately $54.8 million remaining under the current repurchase authorization.

Discontinued Operations
The Corporation completed the sale of a previously announced small, non-core component of the office furniture segment during the second quarter.  Revenues and expenses associated with the business operations are presented as discontinued operations for all periods presented in the financial statements.

Office Furniture
	Three Months Ended		Percent
Dollars in Millions	6/30/2007	7/01/2006	Change

Sales	$503.6	$510.7	-1.4%
Operating Profit	$44.6	$38.4	16.2%
Operating Profit %	8.9%	7.5%

Second Quarter Results
●	Second quarter net sales for the office furniture segment decreased $7.2 million to $503.6 million including $6.1 million of incremental sales from acquisitions.
●
Operating profit for the quarter increased $6.2 million primarily as a result of price increases and cost improvement initiatives.  Operating profit was negatively impacted by $0.5 million higher restructuring related costs compared to second quarter 2006.

Year-to-Date Results
Year-to-date net sales increased $3.1 million, or 0.3 percent, to $1,001.4 million compared to $998.3 million in 2006.  Acquisitions contributed $20.8 million of sales.  Operating profit increased $4.7 million to $83.7 million, or 5.9 percent, compared to the prior year period.  Operating profit as a percentage of sales increased to 8.4 percent compared to 7.9 percent in the prior year.

Hearth Products
	Three Months Ended		Percent
Dollars in Millions	6/30/2007	7/01/2006	Change

Sales	$114.6	$157.0	-27.0%
Operating Profit	$9.7	$18.2	-46.6%
Operating Profit %	8.5%	11.6%

Second Quarter Results
●	Second quarter hearth product net sales decreased $42.4 million reflecting the weak housing and market conditions.
●	Operating profit for the quarter decreased $8.5 million due to lower volume and higher material costs partially offset by cost reduction initiatives and a favorable product mix.

Year-to-Date Results
Year-to-date net sales declined $89.0 million, or 28.3 percent, to $225.9 million compared to $314.9 million in 2006.  Operating profit decreased $12.5 million, or 41.7 percent, to $17.4 million.  Operating profit as a percentage of sales decreased to 7.7 percent compared to 9.5 percent in the prior year.

Outlook
"The office furniture industry continued to show moderate growth in the second quarter.  In particular, we saw softness in the supplies driven channel.  We anticipate similar market conditions for the remainder of 2007.  In response, we are actively identifying and implementing structural and operating cost reductions," said Mr. Askren.

"The hearth business continues to be impacted by unfavorable housing market conditions.  We do not anticipate a housing recovery during 2007.  We are pleased with the hearth group's performance as they drive share gains and right size the cost structure to drive solid long-term profitability," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call
HNI Corporation will host a conference call on Thursday, July 19, 2007 at 10:00 a.m. (Central) to discuss second quarter 2007 results.  To participate, call the conference call line at 1-800-230-1951. A replay of the conference call will be available until Thursday, July 26, 2007, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 – Access Code:  877201.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation’s leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Maxon®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®, have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2007 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies.  In 2007, the Corporation was recognized by IndustryWeek as one of the 50 Best U.S. Manufacturing Companies for the fifth consecutive year.  HNI Corporation’s common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation’s website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, outlook, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits from its (a) price increases, (b) cost containment and business simplification initiatives for the entire Corporation, (c) investments in strategic acquisitions, new products and brand building, (d) investments in distribution and rapid continuous improvement, (e) repurchases of common stock, and (f) ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the

Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; restrictions imposed by the terms of the Corporation’s revolving credit facility and note purchase agreement; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales	$618,160	$667,706	$1,227,360	$1,313,271
Cost of products sold	402,523	434,060	805,023	850,670
Gross profit	215,637	233,646	422,337	462,601
Selling and administrative expenses	169,559	184,806	340,373	365,994
Restructuring and impairment charges	728	228	592	1,947
Operating income	45,350	48,612	81,372	94,660
Interest income	196	192	448	471
Interest expense	4,774	3,617	9,062	5,004
Earnings from continued operations before income taxes and minority interest	40,772	45,187	72,758	90,127
Income taxes	14,404	16,493	25,767	32,896
Earnings from continuing operations before minority interest	26,368	28,694	46,991	57,231
Minority interest in earnings of subsidiary	(25)	(22)	(53)	(61)
Income from continuing operations	26,393	28,716	47,044	57,292
Discontinued operations, less applicable income taxes	484	(64)	514	(170)
Net income	$26,877	$28,652	$47,558	$57,122
Net income from continuing operations – basic	$0.56	$0.56	$0.99	$1.11
Net income from discontinued operations – basic	$0.01	$(0.00)	$0.01	$(0.00)
Net income per common share – basic	$0.57	$0.56	$1.00	$1.11
Average number of common shares outstanding – basic	46,936,567	51,009,288	47,466,147	51,422,647
Net income from continuing operations – diluted	$0.56	$0.56	$0.99	$1.11
Net income from discontinued operations – diluted	$0.01	$(0.00)	$0.01	$(0.01)
Net income per common share – diluted	$0.57	$0.56	$1.00	$1.10
Average number of common shares outstanding - diluted	47,199,397	51,339,367	47,733,977	51,781,098

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	June 30,	Dec. 30,		June 30,	Dec. 30,
(Dollars in thousands)	2007	2006		2007	2006
Cash and cash equivalents	$23,989	$28,077	Accounts payable and
Short-term investments	9,121	9,174	accrued expenses	$321,989	$328,882
Receivables	296,813	316,568	Note payable and current
Inventories	111,955	105,765	maturities of long-term debt	63,330	26,135
Deferred income taxes	19,246	15,440	Current maturities of other
Prepaid expenses and			long-term obligations	1,670	3,525
other current assets	19,937	29,150
Current assets	481,061	504,174	Current liabilities	386,989	358,542

			Long-term debt	279,300	285,300
			Capital lease obligations	604	674
Property and equipment - net	309,886	309,952	Other long-term liabilities	57,183	56,103
Goodwill	252,044	251,761	Deferred income taxes	21,104	29,321
Other assets	159,632	160,472
			Minority interest in subsidiary	198	500
			Shareholders' equity	457,245	495,919
			Total liabilities and
Total assets	$1,202,623	$1,226,359	shareholders' equity	$1,202,623	$1,226,359

 Unaudited Condensed Consolidated Statement of Cash Flows

	Six Months Ended
(Dollars in thousands)	June 30, 2007	July 1, 2006
Net cash flows from (to) operating activities	$95,671	$30,866
Net cash flows from (to) investing activities:
Capital expenditures	(29,148)	(33,173)
Acquisition spending	(1,509)	(64,120)
Other	(1,615)	(509)
Net cash flows from (to) financing activities	(67,487)	18,163
Net increase (decrease) in cash and cash equivalents	(4,088)	(48,773)
Cash and cash equivalents at beginning of period	28,077	75,707
Cash and cash equivalents at end of period	$23,989	$26,934

Unaudited Business Segment Data

	Three Months Ended		Six Months Ended
(Dollars in thousands)	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
Net sales:
Office furniture	$503,587	$510,740	$1,001,438	$998,347
Hearth products	114,573	156,966	225,922	314,924
	$618,160	$667,706	$1,227,360	$1,313,271

Operating profit:
Office furniture (1)
Operations before restructuring charges	$45,317	$38,601	$84,243	$80,947
Restructuring and impairment charges	(728)	(228)	(592)	(1,947)
Office furniture - net	44,589	38,373	83,651	79,000
Hearth products	9,723	18,206	17,444	29,939
Total operating profit	54,312	56,579	101,095	108,939
Unallocated corporate expense	(13,502)	(11,358)	(28,255)	(18,717)
Income before income taxes	$40,810	$45,221	$72,840	$90,222

Depreciation and amortization expense:
Office furniture	$11,923	$12,971	$24,277	$24,126
Hearth products	3,529	4,164	7,217	8,697
General corporate	1,096	894	2,236	2,034
	$16,548	$18,029	$33,730	$34,857

Capital expenditures – net:
Office furniture	$11,268	$12,388	$22,093	$21,859
Hearth products	4,172	2,674	6,379	5,444
General corporate	383	3,863	676	5,870
	$15,823	$18,925	$29,148	$33,173

			As of	As of
			June 30, 2007	July 1, 2006
Identifiable assets:
Office furniture			$734,835	$737,297
Hearth products			361,431	387,641
General corporate			106,357	104,012
			$1,202,623	$1,228,950
(1) Includes minority interest

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